Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
BIYA Operators, Inc.
Littleton, Colorado

We have audited the accompanying balance sheets of BIYA Operators, Inc. as of September 30, 2014 and December 31, 2013, and the related statements of operations, changes in stockholders’ equity (deficit), and of cash flows for the nine months ended September 30, 2014, and the year ended December 31, 2013.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BIYA Operators, Inc. as of September 30, 2014, and December 31, 2013, and the results of its operations and its cash flows for the nine months ended September 30, 2014, and the year ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has incurred significant losses from operations and has working capital and stockholder deficits. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to this matter are also discussed in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Kingery & Crouse, P.A.

Certified Public Accountants
Tampa, Florida
January 13, 2015

BIYA Operators, Inc.
BALANCE SHEETS
September 30, 2014 and December 31, 2013

	2014	2013

ASSETS
CURRENT ASSETS
Cash	$98,809	$52,279
Accounts receivable	132,977	245,466
Other current assets	11,002	1,025
Total current assets	242,788	298,770

LONG-LIVED ASSETS
Property and equipment, net of accumulated depreciation
of $124,205 and $111,529	7,368	20,044
Oil and gas properties - proved (successful efforts method)
net of accumulated depletion of $7,180 and $6,743	63,604	64,041
Deposits and other assets	28,909	28,909
Bonds	160,000	160,000

Total assets	$502,669	$571,764

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued expenses	$99,000	$58,868
Current portion of installment loan	10,800	13,500
Current portion of long term debt	240,000	240,000
Accrued expenses	1,317,880	1,237,258
Total current liabilities	1,667,680	1,549,626

LONG TERM LIABILITIES
Long term debt	323,577	491,846
Asset retirement obligation	43,883	39,874
Installment loan	-	10,800

COMMITMENTS AND CONTINGENT LIABILITIES

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, $1.00 par value, 50,000 shares authorized, issued and outstanding	50,000	50,000
Accumulated deficit	(1,582,471)	(1,570,382)
Total stockholders' equity (deficit)	(1,532,471)	(1,520,382)

Total liabilities and stockholders' equity (deficit)	$502,669	$571,764

See accompanying notes to the financial statements.

BIYA Operators, inc.
STATEMENTS OF OPERATIONS
For the Nine Months Ended September 30, 2014, and Year Ended December 31, 2013

	2014	2013

Operating revenues
Oil and gas sales	$1,323,609	$2,003,387
Consulting fees	98,564	284,191
	1,422,173	2,287,578
Operating expenses
Lease operating expenses	642,338	1,012,814
General and administrative	125,656	277,725
Shareholder payments	217,593	431,656
Depreciation expense	12,676	26,882
Depletion expense	437	6,742
Accretion expense	4,009	18,832
Production tax and royalties	426,358	597,245
Total operating expenses	1,429,067	2,371,896

(Loss) from operations	(6,894)	(84,318)

Other income (expense)
Interest expense	(5,195)	(142,829)
Other income (expense), net	(5,195)	(142,829)

Net (loss)	$(12,089)	$(227,147)

Net (loss) per common share
Basic and diluted	$(0.24)	$(4.54)

Weighted average shares outstanding
Basic and diluted	50,000	50,000

See accompanying notes to the financial statements.

BIYA Operators, Inc.
STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
For the Nine Months Ended September 30, 2014, and the Year Ended December 31, 2013

	Common Stock		Accumulated
	Shares	Amount	Deficit	Total

Balance December 31, 2012	50,000	$50,000	$(1,343,235)	$(1,293,235)

Net loss for the year	-	-	(227,147)	(227,147)

Balance December 31, 2013	50,000	50,000	(1,570,382)	(1,520,382)

Net loss for the nine month period	-	-	(12,089)	(12,089)

Balance September 30, 2014	50,000	$50,000	$(1,582,471)	$(1,532,471)

See accompanying notes to the financial statements.

BIYA Operators, Inc.
STATEMENTS OF CASH FLOWS
For the Nine Months Ended September 30, 2014, and the Year Ended December 31, 2013

	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(12,089)	$(227,147)
Adjustments to reconcile net (loss) to net cash provided by operating activities:
Depreciation and depletion expense	13,113	33,624
Accrertion expense	4,009	18,832
(Increase) decrease in assets:	-	-
Accounts receivable, trade	112,489	(113,014)
Prepaid expense	(9,977)	(1,025)
Deposits and other assets	-	(28,909)
Bonds	-	(10,000)
Increase (decrease) in liabilities:	-	-
Accounts payable	40,132	69,483
Accrued expenses	80,622	505,155

Net cash provided by operating activities	228,299	246,999

CASH FLOWS FROM INVESTING ACTIVITIES:
Net cash provided by investing activities	-	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on installment loans	(13,500)	(17,550)
Payments on notes payable	(168,269)	(261,272)

Net cash (used in) financing activities	(181,769)	(278,822)

INCREASE (DECREASE) IN CASH	46,530	(31,823)

BEGINNING BALANCE	52,279	84,102

ENDING BALANCE	$98,809	$52,279

Cash paid for income taxes	$-	$-
Cash paid for interest	$570	$950

See accompanying notes to the financial statements.

BIYA Operators, Inc.
Notes to Financial Statements
September 30, 2014 and December 31, 2013

1.    Business Description and Summary of Significant Accounting Policies

Organization

BIYA Operators, Inc. (or the "Company") was incorporated under the laws of New Mexico during on September 2011 to pursue mineral extraction.  The Company, which is an S-Corporation, conducts operations in the United States primarily in the Horseshoe Gallop field in San Juan County of New Mexico.

The Company’s operations consist of approximately 10,400 acres and 50 producing wells. The majority of the leased acreage and producing wells are on Mountain Ute tribal land and are leased under an operating agreement with the tribe, which commenced on April 15, 2008. Under the agreement, the Company is to drill three wells by April, 2016, two additional wells by April 2017 and April 2018, each. After April 2018, the Company is required to drill one well per year. Per the agreement, if the company drills and completes a well, and establishes production from that well, it will own a lease of that well, plus the applicable well spacing unit acreage surrounding that well, ranging from 40 acres to 320 acres, based on the formation drilled, from the date of filing an application for permit to drill and for as long as Hydrocarbons are produced in paying quantities. All leases held by the Company carry royalty between 12.5% and 20%.

The accompanying financial statements include the accounts of all operations of BIYA Operators, Inc. (the “Company”, “we”, “us” or “our”).

The Company has no interests in any unconsolidated entities, nor does it have any unconsolidated special purpose entities.

Going Concern

As shown in the accompanying financial statements, the Company has incurred losses since inception aggregating $1,582,471 and has negative working capital of $1,424,892 at September 30, 2014.  As of September 30, 2014, the Company has limited financial resources.  These factors raise substantial doubt about the Company's ability to continue as a going concern.  The Company's ability to achieve and maintain profitability and positive cash flow is dependent upon its ability to obtain profitable mineral properties, generate revenue from planned business operations, and control exploration cost. Management plans to fund its future operation by joint venturing, obtaining additional financing, and attaining additional commercial production. However, there is no assurance that the Company will be able to obtain additional financing from investors or private lenders, or that additional commercial production can be attained.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Cash and Cash Equivalents

Cash and cash equivalents include all cash balances and any highly liquid investments with an original maturity of 90 days or less. The carrying amount approximates fair value due to the short maturity of these instruments.

Accounts Receivable

The Company records oil and gas revenue from third parties as accounts receivable. The Company uses the direct write-off method for bad debts; this method expenses uncollectible accounts in the year they become uncollectible. Any difference between this method and the allowance method is not material. Management periodically reviews accounts receivable for collectability and records its allowance for uncollectible receivables under the specific identification method. The Company did not record any allowance for uncollectible receivables in 2014 or 2013. Substantially all of the receivables at September 31, 2014 were due from one customer and substantially all of the accounts receivable at December 31, 2013, were due from two customers.

BIYA Operators, Inc.
Notes to Financial Statements
September 30, 2014 and December 31, 2013

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Estimates of oil and gas reserve quantities provide the basis for calculation of depletion, depreciation, and amortization, and impairment, each of which represents a significant component of the financial statements. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents and accounts receivable. The Company places its cash equivalents with a high credit quality financial institution. The Company periodically maintains cash balances at a commercial bank in excess of the Federal Deposit Insurance Corporation insurance limit of $250,000.

Dependence on Oil and Gas Prices

As an independent oil and gas producer, our revenue, profitability and future rate of growth are substantially dependent on prevailing prices for natural gas and oil. Historically, the energy markets have been very volatile, and there can be no assurance that oil and gas prices will not be subject to wide fluctuations in the future. Any continued and extended decline in oil or gas prices could have a material adverse effect on our financial position, results of operations, cash flows and access to capital and on the quantities of oil and gas reserves that we can economically produce.

Revenue Recognition

We recognize oil and gas revenue from interests in producing wells as the oil and gas is sold. Revenue from the purchase, transportation, and sale of natural gas is recognized upon completion of the sale and when transported volumes are delivered. We recognize revenue related to gas balancing agreements based on the sales method. Our net imbalance position at September 30, 2014, and December 31, 2013, was immaterial.

Accounting for Oil and Gas Activities

Successful Efforts Method   We account for crude oil and natural gas properties under the successful efforts method of accounting. Under this method, costs to acquire mineral interests in crude oil and natural gas properties, drill and equip wells that find proved reserves are capitalized. Capitalized costs of producing crude oil and natural gas properties, along with support equipment and facilities, are amortized to expense by the unit-of-production method based on proved crude oil and natural gas reserves on a field-by-field basis, as estimated by our qualified petroleum engineers. Upon sale or retirement of depreciable or depletable property, the cost and related accumulated depreciation, depletion and amortization amounts are eliminated from the accounts and the resulting gain or loss is recognized. Repairs and maintenance are expensed as incurred.

Assets are grouped in accordance with the Extractive Industries - Oil and Gas Topic of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC). The basis for grouping is a reasonable aggregation of properties with a common geological structural feature or stratigraphic condition, such as a reservoir or field.

Depreciation, depletion and amortization of the cost of proved oil and gas properties are calculated using the unit-of-production method. The reserve base used to calculate depreciation, depletion and amortization for leasehold acquisition costs and the cost to acquire proved properties is the sum of proved developed reserves and proved undeveloped reserves. With respect to lease and well equipment costs, which include development costs and successful exploration drilling costs, the reserve base includes only proved developed reserves. Estimated future dismantlement, restoration and abandonment costs, net of salvage values, are taken into account.

Proved Property Impairment   We review individually significant proved oil and gas properties and other long-lived assets for impairment at least annually at year-end, or quarterly when events and circumstances indicate

BIYA Operators, Inc.
Notes to Financial Statements
September 30, 2014 and December 31, 2013

a decline in the recoverability of the carrying values of such properties, such as a negative revision of reserves estimates or sustained decrease in commodity prices. We estimate future cash flows expected in connection with the properties and compare such future cash flows to the carrying amount of the properties to determine if the carrying amount is recoverable. When the carrying amount of a property exceeds its estimated undiscounted future cash flows, the carrying amount is reduced to estimated fair value. Fair value may be estimated using comparable market data, a discounted cash flow method, or a combination of the two. In the discounted cash flow method, estimated future cash flows are based on management’s expectations for the future and include estimates of future oil and gas production, commodity prices based on published forward commodity price curves as of the date of the estimate, operating and development costs, and a risk-adjusted discount rate.

Unproved Property Impairment   Our unproved properties consist of leasehold costs and allocated value to probable and possible reserves from acquisitions. We assess individually significant unproved properties for impairment on a quarterly basis and recognize a loss at the time of impairment by providing an impairment allowance. In determining whether a significant unproved property is impaired we consider numerous factors including, but not limited to, current exploration plans, favorable or unfavorable exploration activity on the property being evaluated and/or adjacent properties, our geologists' evaluation of the property, and the remaining months in the lease term for the property.

Exploration Costs   Geological and geophysical costs, delay rentals, amortization of unproved leasehold costs, and costs to drill exploratory wells that do not find proved reserves are expensed as oil and gas exploration. We carry the costs of an exploratory well as an asset if the well finds a sufficient quantity of reserves to justify its capitalization as a producing well and as long as we are making sufficient progress assessing the reserves and the economic and operating viability of the project.

Asset Retirement Obligations   Asset retirement obligations consist of estimated costs of dismantlement, removal, site reclamation and similar activities associated with our oil and gas properties. We recognize the fair value of a liability for an ARO in the period in which it is incurred when we have an existing legal obligation associated with the retirement of our oil and gas properties that can reasonably be estimated, with the associated asset retirement cost capitalized as part of the carrying cost of the oil and gas asset.  The asset retirement cost is determined at current costs and is inflated into future dollars using an inflation rate that is based on the consumer price index. The future projected cash flows are then discounted to their present value using a credit-adjusted risk-free rate. After initial recording, the liability is increased for the passage of time, with the increase being reflected as accretion expense and included in our DD&A expense in the statement of operations. Subsequent adjustments in the cost estimate are reflected in the liability and the amounts continue to be amortized over the useful life of the related long-lived asset.

The following table reconciles the asset retirement obligation:

	September 31, 2014	December 31, 2013
Asset retirement obligation as of beginning of period	$39,874	$21,042
Liabilities added	-	-
Liabilities settled	-	-
Revision of estimated obligation	-	-
Accretion expense on discounted obligation	4,009	18,832

Asset retirement obligation as of end of period	$43,883	$39,874

BIYA Operators, Inc.
Notes to Financial Statements
September 30, 2014 and December 31, 2013

Net Income (Loss) per Common Share

Basic earnings (loss) per share are calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share are calculated by dividing net income (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. During the periods when they are anti-dilutive, common stock equivalents, if any, are not considered in the computation.

Property and Equipment

Property and equipment at September 30, 2014, and December 31, 2013, consisted of vehicles with a cost aggregating $131,573 and accumulated depreciation of $124,205 and $111,529 respectively.  The vehicles are depreciated over a period of four years.

Maintenance and repairs are charged to expense as incurred.

Impairment of Long Lived Assets

The long-lived assets of the Company consist primarily of proved oil and gas properties and undeveloped leaseholds. The Company reviews the carrying values of its oil and gas properties and undeveloped leaseholds annually or whenever events or changes in circumstances indicate that such carrying values may not be recoverable. If, upon review, the sum of the undiscounted pretax cash flows is less than the carrying value of the asset group, the carrying value is written down to estimated fair value. Individual assets are grouped for impairment purposes at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets, generally on a field-by-field basis. The fair value of impaired assets is determined based on quoted market prices in active markets, if available, or upon the present values of expected future cash flows.

The Company did not record any property impairment during the nine month period ending September 30, 2014, and year ended December 31, 2013.

Income Taxes

The Company is an S corporation and corporate income, losses, deductions, and credits are passed through to their shareholders for federal tax purposes, no income taxes are paid by the company and thus no provisions for such taxes have been made.

The Company files income tax returns in the U.S. and New Mexico jurisdictions. There are currently no federal or state income tax examinations underway for these jurisdictions. Income tax returns for the last 3 years are subject to audit by taxing authorities. The Company does not believe that it has taken any uncertain tax positions.

Major Customers

Sales to major unaffiliated customers consisted of the following. For nine months ended September 30, 2014 substantially all sales were made to one customer. For the year ended December 31, 2013, substantially all sales were made to two customers.

The Company sells production to a small number of customers, as is customary in the industry. Yet, based on the current demand for oil and natural gas, the availability of other buyers, and the Company having the option to sell to other buyers if conditions so warrant, the Company believes that its oil and gas production can be sold in the market in the event that it is not sold to the Company’s existing customers. However, in some circumstances, a change in customers may entail significant transition costs and/or shutting in or curtailing production for weeks or even months during the transition to a new customer.

Recent Accounting Pronouncements

There were no recently issued accounting pronouncements which management believes will have a material effect on its financial statements.

BIYA Operators, Inc.
Notes to Financial Statements
September 30, 2014 and December 31, 2013

2.    Oil and gas properties

Oil and gas properties consist of the following:
	September 30, 2014	December 31, 2013

Proved oil properties	$70,784	$70,784
Less accumulated depletion	(7,180)	(6,743)
Net oil properties	63,604	64,041

3.    Bonds

At September 30, 2014, and December 31, 2013, the Company posted cash bonds aggregating $160,000 with insurance companies.

4.     Long-term Debt

In May 2012 the Company entered into a settlement agreement with a previous partner for amount of $1.2 million. The amount is non-interest bearing and has a minimum monthly payment of $10,000, plus a percentage on the net profit, as defined in the agreement, until paid in full. The Company made payments aggregating $168,269 and $261,272 during the nine months ended September 30, 2014, and year ended December 31, 2013, respectively. The balance due was $563,577 and $731,846 at September 30, 2014, and December 31, 2013, respectively.

The following summarizes the maturity of the debt:

Year ended December 31:
2014	$60,000
2015	240,000
2016	240,000
2017	23,577
Total	$563,577
Current portion	$240,000
Long term	$323,577

5.     Stockholders’ Equity (Deficit)

The Company is authorized to issue 50,000 common shares of par value at $1.00. As of September 30, 2014, and December 31, 2013, 50,000 shares of common stock were outstanding.

6.     Related Party Transactions

The Company paid the President’s sons $241,700 and $206,600 in the nine months ending September 30, 2014 and twelve months ended December 31, 2013 respectively for pumping related services.

7.     Commitments and Contingencies

Legal--We are subject to legal proceedings, claims and liabilities which arise in the ordinary course of business. We accrue for losses associated with legal claims when such losses are probable and can be reasonably estimated. These accruals are adjusted as additional information becomes available or circumstances change. Legal fees are charged to expense as they are incurred.

BIYA Operators, Inc.
Notes to Financial Statements
September 30, 2014 and December 31, 2013

Environmental--We accrue for losses associated with environmental remediation obligations when such losses are probable and can be reasonably estimated. These accruals are adjusted as additional information becomes available or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties are recorded at their undiscounted value as assets when their receipt is deemed probable.

8.     Subsequent Events

On October 7, 2014 Diversified Resources Inc. (“Diversified”) acquired approximately 98% of the outstanding shares of BIYA Operators, Inc. for cash of $174,000, 900,000 restricted shares of Diversified’s common stock, having a value of approximately $900,000, a promissory note in the principal amount of approximately $1,800,000 and the assumption of liabilities of BIYA in the approximate amount of $2,000,000 (subject to adjustment for unknown liabilities).  The note will be effective when certain leases covering Indian tribal lands have been issued.  The note will bear interest at 5% a year and will be payable in October 2016.

9.     Disclosures about Oil and Gas Producing Activities (Unaudited)

Capitalized costs relating to oil producing activities:
	September 30, 2014	December 31, 2013

Proved oil properties	$70,784	$70,784
Less accumulated depletion	(7,180)	(6,743)
Net oil properties	$63,604	$64,041

The company did not incur any cost in connection with crude oil acquisition, exploration and development, during period ending September 31, 2014 and year ending December 31, 2013.

9 - Results of Operations for Oil Producing Activities

The results of operations for oil producing activities, excluding capital expenditures and corporate overhead and interest costs, are as follows (all in the United States) for the nine months ended September 30, 2014, and the year ended December 31, 2013:
	2014	2013

Operating Revenues	$1,323,609	$2,003,387
Costs and expenses:
Lease operating expenses	642,338	1,012,814
Depletion	437	6,742
Total costs and expenses	642,775	1,019,556
Income (loss) before income taxes	680,834	983,831
Income tax (expense) benefit	-	-
Results of operations	$680,834	$983,831

BIYA Operators, Inc.
Notes to Financial Statements
September 30, 2014 and December 31, 2013

 10 - Supplementary Oil Information (Unaudited)

Estimated net quantities of reserves of oil for the period ended September 30, 2014 and year ended December 31, 2013:
Oil (Bbl)

Developed at December 31, 2013	178,796
Proved undeveloped at December 31, 2013	583,575
Balance, December 31, 2013	762,371

Developed at September 30, 2014	188,614
Proved undeveloped at September 30, 2014	2,473,866
Balance, September 30, 2014	2,662,480

Notable changes in our reserves are summarized as follows:

Increase in proved undeveloped reserves arises from additional proved developed producing locations and assigning appropriate proved undeveloped locations to each producing well.

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil Reserves (Unaudited)

The following is based on oil reserves and production volumes estimated by the Company. It may be useful for certain comparison purposes, but should not be solely relied upon in evaluating the Company or its performance. Further, information contained in the following table should not be considered as representative or realistic assessments of future cash flows, nor should the Standardized Measure of Discounted Future Net Cash Flows be viewed as representative of the current value of the Company.

The Company believes that the following factors should be taken into account in reviewing the following information: (1) future costs and selling prices will likely differ from those required to be used in these calculations; (2) due to future market conditions and governmental regulations, actual rates of production achieved in future years may vary significantly from the rate of production assumed in these calculations; (3) selection of a 10% discount rate, as required under the accounting codification, is arbitrary and may not be reasonable as a measure of the relative risk inherent in realizing future net oil revenues; and (4) future net revenues may be subject to different rates of income taxation.

Future cash inflows were estimated by using $70/bbl price, escalating at 3% annually, to the Company’s proved reserves to the year-end quantities of those reserves. Future cash inflows were reduced by estimated future development and production costs based upon year-end costs in order to arrive at net cash flow before tax. Future income tax expense has been computed by applying year-end statutory rates to future pretax net cash flows and the utilization of net operating loss carry-forwards.

Management does not rely solely upon the following information to make investment and operating decisions. Such decisions are based upon a wide range of factors, including estimates of probable, as well as proved reserves, and varying price and cost assumptions considered more representative of a range of possible economic conditions that may be anticipated.

BIYA Operators, Inc.
Notes to Financial Statements
September 30, 2014 and December 31, 2013

Information with respect to the Company’s Standardized Measure is as follows:
September 30, 2014

Future cash inflows	$227,805,118
Future production costs	(36,332,139)
Future development costs	(31,450,000)
Future income tax expense	(16,151,383)
Future net cash flows	143,871,596
10% annual discount for estimated timing of cash flows	(67,576,874)
Standardized measure of discounted future net cash flows	$76,294,722

There have been significant fluctuations in the posted prices of oil during the last two years. Prices actually received from purchasers of the Company’s oil is adjusted from posted prices for location differentials, quality differentials, and BTU content. Estimates of the Company’s reserves are based on realized prices.

The following table presents the price used, escalating at 3% annually, to prepare the reserve estimates:
Oil (Bbl)

September 30, 2014	$70